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                     March 19, 2021

       Stephen T. Chen
       Chief Executive Officer
       Amarillo Biosciences, Inc.
       4134 Business Park Drive
       Amarillo, TX 79110

                                                        Re: Amarillo
Biosciences, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed January 28,
2021
                                                            File No. 000-20791

       Dear Dr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              John Junyong Lee